Exhibit 10.74
TENTH AMENDMENT TO
SECOND AMENDED AND RESTATED OPERATING AGREEMENT
OF
TPG/CALSTRS, LLC

THIS TENTH AMENDMENT TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF TPG/CALSTRS, LLC (this "Amendment"), is entered into as of August 15, 20 12 (the "Effective Date"), by and between CALIFORNIA STATE TEACHERS' RETIREMENT SYSTEM, a public entity ("Investor"), and THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership ("Operator").
RECITALS
A.    Investor and Operator, as the sole members of TPG/CalSTRS, LLC, a Delaware limited liability company (the "Company"), entered into that certain Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of October 13, 2004 (the "Original Agreement"), as amended by that certain First Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of June 8, 2006, that certain Second Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of May 25, 2007, that certain Third Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of February 1, 2008, that certain Fourth Amendment to Second Amended and Restated Operating Agreement dated as of November 5, 2008, that certain Fifth Amendment to Second Amended and Restated Operating Agreement dated as of October 30, 2009, that certain Amended and Restated Sixth Amendment to Second Amended and Restated Operating Agreement dated as of February 19, 2010, that certain Seventh Amendment to Second Amended and Restated Operating Agreement dated as of May 6, 2010, that certain Eighth Amendment to Second Amended and Restated Operating Agreement dated as of July 6, 2010, and that certain Ninth Amendment to Second Amended and Restated Operating Agreement dated as of October 19, 2010 (collectively with the Original Agreement, the "Agreement"). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.
B.     Investor and Operator wish to further amend the Agreement as set forth herein.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Investor and Operator agree as follows:

1.     Special Consultants. Anything contained in the Agreement notwithstanding, Investor may, at its election, engage or cause the Company to engage the services of one or more Special Consultants to assist and to advise the Company and/or Investor in connection with the Company's business and affairs and/or Investor's rights and duties with respect to the Company. The provisions of this Amendment shall supersede all provisions in the Agreement relating to any Investor Consultants and/or Operations Auditors, if applicable. Whether engaged by Investor or directly by the Company, the ongoing fees and expenses of the Special Consultants shall be Company expenses and shall be paid directly by the Company or reimbursed to Investor by the Company if paid by Investor.

2.     Additional Operator Representations and Warranties. The following representations and warranties are made by Operator as of the Effective Date and are added as new Sections 12.01(a)(xi), (xii) and (xiii) of the Agreement:

"(xi)     Communication with Investor's Board. Neither Operator, nor any Operator Executive, nor other of Operator's Constituents (excluding any Persons solely to the extent that such Persons are shareholders of TPGI, but not otherwise (the "Excluded Persons")) has communicated with any member of Investor's governing Board concerning any matters related to the transactions contemplated by this Agreement, or such Board's evaluation thereof; notwithstanding the foregoing, Operator and/or any Operator Executive may meet with and communicate with members of Investor's governing Board with regard to the Company or the assets owned by the Company, but only in response to inquiries about the Company or its portfolio by such Board members, or otherwise at the request of Investor's staff, and provided that such communications comply with California Education Code section 22364 and the policies of the Teachers' Retirement Board.

(xii)    Gifts and Campaign Contributions. Neither Operator, nor any Operator Executive, nor any other of Operator's Constituents (excluding the Excluded Persons) has made any gifts or campaign contributions to any member of Investor's governing Board or candidates for the Board, or to the Governor, Controller, Treasurer or Superintendent of Public Instruction of California, or any person seeking any of those offices, during the twelve (12) month period preceding the initial offering to Investor of the investment represented by this Agreement or subsequently.

(xiii)    No Placements or Solicitations. No third party, which may include placement, solicitation, referral, promotion, introduction or matchmaker agents, has been used to assist Operator in connection with Investor's investment in the Company."

3.    Communications, Contributions and Gifts Policy. Section 14.22 of the Agreement and all exhibits referenced in such Section are hereby deleted and replaced in their entirety by the following:

"14.22 Communications, Contributions and Gifts Policy.

(a)    Investor requires any party who engages in business with Investor for gain to periodically provide certain disclosures relating to communications, contributions and gifts. Operator has reviewed and is familiar with Section 600 of the CalSTRS Policy Manual (as the same may be revised from time to time, and including all applicable rules and regulations pursuant thereto, provided that Operator has received notice from Investor of any such revisions, rules and regulations, individually and collectively,

"Section 600 "). The CalSTRS Key Persom1el covered by Section 600 are listed on the
CalSTRS website (http://CalSTRS.com; search "Key Personnel"), as it may be updated from time to time. The information to be provided by Operator to Investor pursuant to Section 600 shall be provided by all Key Individuals, and by any other Constituent of Operator reasonably designated in writing by Investor to Operator (excluding all Excluded Persons), and any Constituent of Operator (excluding all Excluded Persons) who now or hereafter submits, or is requested by Investor or otherwise required by Section 600 to submit, Form 600-H (Disclosure of Contributions and Gifts) or Form 600- J (Disclosure of Placement Agent Relationships) to Investor (such persons are individually and collectively the "Reporting Persons ").

(b)     Unless notified by Investor that Section 600 is no longer applicable, Operator agrees to provide the information required of Operator and the Reporting Persons by Section 600. Investor shall provide prompt notice to Operator of any revision to Section 600, and shall cooperate in good faith with Operator to explore reasonable means of avoiding a violation of Section 600 prior to its occurrence.

(c)    Without limiting the obligation of Operator to make inquiry of the Reporting Persons, in the event Operator or any Reporting Person inadvertently failed to disclose any information that was required to be disclosed pursuant to Section 600, then Operator shall have thirty (30) days from the date Operator or such Reporting Person first became aware of such failure to remedy such breach of Section 600.

(d)    The reasonable cost of attendance at meetings of the Management Committee, annual or other periodic meetings of the Members or site visits to Projects or potential Projects borne by CalSTRS Key Personnel or by the Company, including but not limited to the reasonable cost of any travel, accommodations, materials, meals, or refreshments, shall not be deemed to violate Section 600 or require any notice by Operator pursuant to Section 600.

(e)    Operator has reviewed and agrees that Operator and the Reporting Persons shall comply with Investor's Investment Relationship and Campaign Contributions regulations, codified at California Code of Regulations, Title 5, Division 3, Chapter 1, Article 14, Section 24010 et seq., available at http://www.oal.ca.gov/CCR.htm (as the same may be revised from time to time pursuant to the California Administrative Procedure Act, the "Regulations ").

(f)    (i) In the event that (1) Operator or any Reporting Person fails to timely provide the information required by Section 600, or (2) there is a violation of Section 600 by Operator or any Reporting Person, in either case subject to Operator's cure right pursuant to subsection (c) above; or (ii) in the event that there is a violation of the Regulations by Operator or any Reporting Person that falls outside the safe harbor of Section 24012(d) of the Regulations; then in any such case (A) Investor may elect to terminate the Investment Period with respect to any and all new Projects that have not then received Initial Certification, and (B) Investor may, at its option, disqualify Operator, the Reporting Persons and their respective Affiliates from entering into any future transactions with Investor or its Affiliates for a period of up to two (2) years."

4.    Added Definitions. The following defined terms are hereby added to Exhibit A of the Agreement:
"CalSTRS Key Personnel" means those persons listed at http://www .calstrs. com/ About% 20CalSTRS/Teachers% 20Retirement% 20 Board/ calstrs_key personnel.pdf.
"CalSTRS Policy Manual" means the California State Teachers' Retirement Board Policy Manual available on CalSTRS' website (http://CalSTRS.com, search "Policy Manual"; or go to http://www.calstrs.com/About%20CalSTRS/Teachers%20Retirement%20 Board/BoardPolicyManual.pdf).
"Excluded Persons" is defined in Section 12.0 1(a) (xi).
"Operator Executive(s) " means all or any one of James A. Thomas, John R. Sischo, Paul S. Rutter, Diana Laing, Randall L. Scott and Thomas Ricci.
"Regulations" is defined in Section 14.22( e).
"Section 600" is defined in Section 14.22(a).
"Special Consultants" means, individually and collectively, such fiduciaries, auditors, valuation or debt consultants, or other advisors, consultants or professionals, including, without limitation, any Investor Consultants and/or Operations Auditors, if applicable, as may be designated by Investor, from time to time, to serve as such.
5.     Deleted Definitions. The definition of "Policy" is hereby deleted in its entirety from Exhibit A of the Agreement.
6.     Appraisals. Section 1.04 of Exhibit E to the Agreement is hereby deleted and replaced in its entirety by the following:
"1.04 Appraisals.
(a)     Effective as of January 1, 2012, the Manager shall cause all of the Projects to be (i) valued by the Manager internally (subject to approval by Investor) at the expense of the Manager (except for any fees of the Special Consultants which shall be Company expenses), for each calendar quarter for which an appraisal by a Qualified Appraiser is not being conducted pursuant to the provisions below, and (ii) appraised on an annual basis by a Qualified Appraiser at the expense of the Company. Effective as of January 1, 2012, the Projects shall be appraised and valued in the manners specified in this Agreement on a rolling basis, such that each Project shall be appraised by a Qualified Appraiser within the first year following its acquisition by the Company and not less frequently than once every year thereafter, unless less frequent appraisals by a Qualified Appraiser for particular Projects are approved by Investor. Each annual appraisal by a

Qualified Appraiser shall be finalized no later than two (2) weeks prior to the end of the calendar quarter in which such appraisal is being conducted, and shall reflect a valuation as of the last business day of such calendar quarter. Completed drafts of Manager's internal valuations shall be submitted to Investor and Investor's valuation consultant on or before the first day of the last month of each applicable calendar quarter, and shall reflect a valuation as of the last business day of such calendar quarter.

(b)    Investor may require an appraisal of any or all Projects more often than the frequency set forth above if necessary or appropriate to satisfy the policies and procedures of Investor. All appraisals and valuations shall be conducted in compliance with Investor's then-applicable standards and requirements for real estate appraisals, including without limitation the requirements of Investor's valuation consultant (currently RERC), and shall include any reports or supporting documentation such valuation consultant may require. Investor's current standards for real estate appraisals and valuations are the Real Estate Information Standards (REIS) and the Global Investment Performance Standards (GIPS), and accordingly all Projects must be valued in accordance with such standards including without limitation the definition of 'Fair Value' as described by GIPS. For so long as Investor's standards and requirements for real estate appraisals require compliance with REIS and GIPS, Manager shall periodically review REIS and GIPS and any updates thereto to verify that appraisals and valuations are being conducted in accordance with the process and frequency required thereunder."

7.    Reporting Requirements. Exhibit E to the Agreement is hereby amended to include the following:

"The Manager shall prepare and deliver to the Members such reports, covering such periods, within such time, and in such form and content as Investor may require from time to time, including, but not limited to, the reports required by Section 1.01 of this Exhibit E. The Manager shall deliver all reports in electronic or paper form as required by Investor, which may include submission by computer files utilizing software acceptable to Investor and compatible with the software utilized by Investor. A summary of the reports and the frequency, timing for delivery, recipient and delivery instructions for each of such reports currently required by Investor is set forth in the chart attached as Schedule 1 to this Exhibit E."

8.    Reports and Appraisals Exhibit. The exhibit attached hereto as Schedule 1 shall be incorporated into the Agreement as Schedule 1 to Exhibit E as if the same was originally attached thereto.

9.    Insurance Requirements. The provisions of Exhibit L of the Agreement are hereby deleted, and the provisions of Schedule 2 hereto are attached in lieu thereof.

10.     Credit Facilities. Investor is evaluating its policies regarding the use of third party credit facilities and the possibility of providing subscription facilities to the Company.

11.     No Other Revisions. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement remain unmodified and in full force and effect.

12.    Representations. Each individual executing this Amendment on behalf of an entity hereby represents and warrants to the other party or parties to this Amendment that (a) such individual has been duly and validly authorized to execute and deliver this Amendment on behalf of such entity, and (b) this Amendment is and will be duly authorized, executed and delivered by such entity and are and will be legal, valid and binding obligations of such entity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURES
COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Investor and Operator have executed this Amendment as of the day and year first above written.

"Investor"	CALIFORNIA STATE TEACHERS'
RETIREMENT SYSTEM, a public entity
	By:	/s/Michelle Cunningham
Michelle Cunningham, CFA
Deputy Chief Investment Officer
(Acting)
(Print Name and Title)

"Operator"	THOMAS PROPERTIES GROUP, LP., a Maryland limited partnership

	By:	THOMAS PROPERTIES GROUP, INC., a Delaware corporation, its General Partner

	By:	/s/ James A. Thomas
James A. Thomas, CEO

[END OF SIGNATURES]

SCHEDULE 1

SHCEDULE 1 TO EXHIBIT E

CARSTRS JOINT VENTURE REPORTING REQUIREMENTS

Report	Calendar Days after (before) period end	Recipient	Delivery
Flash Report-Monthly	5	CalSTRS Real Estate Staff	RECalstrs@calstrs.com; GTavarez@ calstrs.com
Financial Statements - Quarterly - Financial	20	CalSTRS Real Estate Staff	RECalstrs@calstrs.com; GTavarez@ calstrs.com
Quarterly Report - Complete (Financial and Narrative)	30	CalSTRS Real Estate Staff	RECalstrs@calstrs.com; GTavarez@ calstrs.com Hard copy delivered to CalSTRS Attn: Gina Tavarez Appendixes delivered in Excel format only to: RECalstrs @ calstrs.com
PrivateEdge QDIF - Quarterly	25	PrivateEdge CalSTRS Real Estate Staff	PrivatcEdge-calstrs- re@ statestreet. com RECalstrs@ calstrs.com
NCREIF information - Quarterly	20	NCREIF
Cash Flow/ Debt Summary - Quarterly	2nd Friday following quarter end	CalSTRS Real Estate Staff	dclark@calstrs.com
RERC Data Input - Quarterly	(30)	RERC
JV and Debt Data - Quarterly	30	CalSTRS Real Estate Staff	myager@calstrs.com

Schedule 1 - Page 1

SCHEDULE 2
EXHIBIT L
INSURANCE REQUIREMENTS
1.01     Company Policies . The Manager shall purchase and maintain the following policies of insurance on behalf of, and at the expense of, the Company:
(a)     Commercial General Liability. Coverage shall be written on an occurrence form including all premises, operations, products and completed operations coverage, personal and advertising injury coverage, fire damage legal liability coverage, broad form contractual coverage (written and oral), broad form property damage liability coverage (including completed operations), host liquor liability coverage and hired auto and non-owned auto liability coverage. Claims made coverage is not acceptable. The minimum limits are as follows:
(i)     General liability limits of One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) annual aggregate per location (if available at commercially reasonable rates), including products and completed operations coverage and personal and advertising injury coverage.
(ii)     Hired auto and non-owned auto liability of One Million Dollars ($1,000,000) per occurrence with no annual aggregate.
(iii)     Fire damage liability coverage of One Hundred Thousand Dollars ($100,000) for any one fire.
(b)    Umbrella Liability Coverage: Umbrella or excess liability coverage at least as broad as the commercial general liability policy. Claims made coverage is not acceptable. The minimum limit shall be One Hundred Fifty Million Dollars ($150,000,000) each occurrence and annual aggregate per location (if available at commercially reasonable rates).
(c)    Property Insurance. Comprehensive "all risk" insurance on the buildings and time element (i) in an amount equal to one hundred percent ( 100%) of the full replacement cost plus twelve (12) months of rental income, (ii) containing an agreed amount endorsement or co-insurance waiver or, in the alternative, a no co-insurance policy with respect to the improvements and personal property, (iii) providing for no deductible in excess of Fifty Thousand Dollars ($50,000) for all such insurance coverage, (iv) including contingent liability coverage from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, which shall apply to both building and time element (business interruption / rental income) coverages, (v) including Rental Income coverage with at least 365 days Extended Period of Indemnity, and (vi) including Boiler and Machinery perils (which may be written on a separate insurance policy) with a limit not less than 20% of the total insurable value (replacement cost of the building and contents plus twelve months of business interruption/rental income) of the building in the portfolio with the highest insurable value

Schedule 2 - Page 1

(notwithstanding the above, with regards to City National Plaza, the maximum limit is One Hundred Fifty Million Dollars ($150,000,000) per accident).
(d)    Earthquake Hazards. Earthquake insurance in a form reasonably satisfactory to Investor in the amount of two times the Probable Maximum Loss ("PML"), as determined by a seismic assessment conducted by an acceptable seismic engineering firm, multiplied by the estimated replacement cost of the building plus twelve months of business interruption / rental income (notwithstanding the above, with regards to City National Plaza, it is agreed that the current limit of Two Hundred Million Dollars ($200,000,000) is acceptable as of the date of the Tenth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, and that this limit will be reviewed by the management committee every second year). The PML means the aggregate damage or loss expected as the result of a 500 year earthquake at the subject location evaluated as a percentage of the building reconstruction cost. The PML shall be estimated at a 90% confidence level. Notwithstanding the above requirement, limits will not be required in excess of 25% of the replacement cost of the building plus twelve months of business interruption / rental income. Coverage shall include contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, and shall apply to both building and time element (business interruption / rental income) coverages.
(e)    Flood Hazards. A limit of at least One Hundred Million Dollars ($100,000,000) per occurrence and annual aggregate for all locations, provided such coverage is commercially available and at a reasonable cost for comparable properties in the same geographic area as the Property. For properties in Flood Zones A or V, Flood insurance shall be purchased in an amount equal to the maximum amount of insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended.
(f)    Tier One Wind. A limit equal to the PML for Tier 1 Wind exposed properties generally, Gulf Coast, Florida, Coastal areas of SE U.S., and Hawaii. The deductible shall not exceed 5% of values in wind areas.
(g)    Terrorism Insurance (as respects Property Insurance).
(i)    coverage for "Certified Acts of Terrorism" as defined by TRIA (Terrorism Risk and Insurance Act) or successive legislation with a limit not less than Two Hundred and Fifty Million Dollars ($250,000,000) per occurrence and annual aggregate
(ii)     coverage for non-certified acts of terrorism with a limit not less than One Hundred and Fifty Million Dollars ($150,000,000) per occurrence and annual aggregate.
(h)    Environmental Liability. Clean-up and Third-party bodily injury and property damage liability, including "mold", with limits of Ten Million Dollars ($10,000,000) per occurrence and Twenty Million Dollars ($20,000,000) policy aggregate.
(i)     General Requirements. The following requirements apply to the policies required by this Section:

Schedule 2 - Page 2

(i)    The Company and each title-holding entity shall be a "named insured" and each Member shall be an "additional insured."
(ii)    Policies are to be underwritten by insurance companies with "Best's Key Rating Guide" rating of A- or better and financial size of VII or greater.
(j)    Maintenance and Evidence of Insurance. Immediately upon execution of this Agreement, at all times during the term of the Company, and following the termination of the Company, the Manager shall maintain and provide the Members with current certificates of insurance evidencing current policies of insurance to be in place for all insurance required to be carried under this Section. The Manager shall endeavor to provide certificates of insurance to the Members upon renewal, cancellation, termination or material change in coverage. The Manager shall immediately notify the Members in writing if it receives a notice of cancellation under any policy of insurance called for in this Section. The Manager shall provide certified copies to the Members on request of all insurance policies called for hereunder.
1.02    Manager Policies. The Manager shall, at its own expense, carry the following policies. Upon request, the Manager shall provide to the Management Committee a current certificate of insurance evidencing that such insurance is in effect.
(a)    Workers Compensation Coverage as required by Law on all of its employees. Such coverage shall be maintained as required by applicable statutes and shall include employer's liability coverage of at least One Million Dollars ($1,000,000).
(b)    Employment Practices Liability, with limits of Ten Million Dollars ($10,000,000) per claim and annual aggregate and a deductible of not more than One Hundred Thousand Dollars ($100,000). The policy shall be extended to include Third Party Liability.
(c)    Real Estate Professional Liability (Errors and Omissions), with limits of Ten Million Dollars ($10,000,000) per claim and annual aggregate and a deductible of not more than One Hundred Thousand Dollars ($100,000).
(d)    Comprehensive Crime: Coverage with a per claim limit of Two Million Dollars ($2,000,000) aggregate and a deductible of no more than One Hundred Fifty Thousand Dollars ($150,000).
1.03    Contractors' Policies. The Manager shall require each Project's general contractor to obtain and maintain at all times during performance of ground up development and/or ground up construction work for the Company an occurrence form commercial general liability policy on a primary and non-contributing basis with a minimum of Thirty Million Dollars ($30,000,000) per occurrence, on which the Company is named as an additional insured for both ongoing and completed operations. The Manager shall also require that each Project's subcontractors obtain and maintain at all times during performance of work for the Company an occurrence form commercial general liability policy on a primary and non-contributing basis with a minimum of Two Million Dollars ($2,000,000) per occurrence, on which the Company is named as an additional insured for both ongoing and completed operations. In addition, the Manager shall require that each Project's general contractor and all subcontractors carry workers compensation coverage as required by Law.

Schedule 2 - Page 3

1.04    Project Services Agreements Policies . The Manager shall, at its own expense, or at the expense of the applicable entity providing the services under the following Project Services Agreements, carry or cause to be carried the following policies (the limits and requirements are applicable to each Project, on a Project by Project basis):
(a)    Construction Services Agreement:
(i)    Professional Liability (Errors and Omissions) with limits of One Million Dollars ($ 1 ,000,000) per occurrence and annual aggregate from each construction manager, architect, engineer and other design professionals for each Project.
(ii)    For any ground-up construction project with construction costs in excess of Fifty Million Dollars an Owner's Protective Professional Liability (OPPL) policy with limits of Five Million Dollars ($5,000,000).
The following requirements apply to the policies required by this Section 1.04 (a): (1) the applicable Title Holding Subsidiary shall be a "named insured" on any policy provided under (a)(ii) on a form acceptable to the applicable Title Holding Subsidiary; (2) a maximum deductible of not more than Fifty Thousand Dollars ($50,000) unless approved by the management committee; and (3) policies are to be underwritten by insurance companies with "Best's Key Rating Guide" rating of A- or better and financial size of VII or greater. At all times during the term of this Agreement, and following the termination of this Agreement, Manager shall maintain and provide the applicable Title Holding Subsidiary with certificates of insurance evidencing current policies of insurance to be in place for all insurance required to be carried under this Section 1.04(a). The Property Manager shall request from the insurance carrier an endorsement as evidence of notice of cancellation and provide to the certificate holder. The Manager shall immediately notify the Investor in writing if it receives a notice of cancellation under any policy of insurance called for in this Section. Certified copies of all insurance policies called for hereunder shall be provided by Manager to Investor upon request.
(b)    Property Management Agreement. The following shall apply to each property Manager under the Property Management Agreement unless Thomas Properties Group is not the Property Manager in which case the limits shall be Two Million Dollars ($2,000,000) each for Property Management Errors & Omissions and Employment Practices Liability:
     (i) The insurance coverages listed in Section 1.02(a), (b) and (c) of this Exhibit.
     (ii) General Liability Insurance and Automobile liability Insurance, each with limits of Two Million Dollars ($2,000,000) each occurrence / Two Million Dollars ($2,000,000) annual aggregate. The applicable Title Holding Subsidiary shall be an "additional insured" pursuant to an ISO form acceptable to the applicable Title Holding Subsidiary; the following language or its equivalent shall appear in the policy: "It is hereby understood and agreed that this policy is primary and noncontributing with any other valid and collectible insurance."

Schedule 2 - Page 4

                The following requirements apply to the policies required by this Section 1.04(b): Policies are to be underwritten by insurance companies with "Best's Key Rating Guide" rating of A- or better and financial size of VII or greater. At all times during the term of this Agreement, and following the termination of this Agreement, Manager shall maintain and endeavor to provide the applicable Title Holding Subsidiary with certificates of insurance evidencing current policies of insurance to be in place for all insurance required to be carried under this Section 1.04(b ). The Property Manager shall request from the insurance carrier an endorsement as evidence of notice of cancellation and provide to the certificate holder. The Manager shall immediately notify the Investor in writing if it receives a notice of cancellation under any policy of insurance called for in this Section. Certified copies of all insurance policies called for hereunder shall be provided by Manager to Investor upon request.
(c)    Leasing Agreement and/or Exclusive Sale Agreement. The following shall apply to each leasing agent under the Leasing Agreement:
(i)    Professional Liability (Errors and Omissions) with limits of Five Million Dollars ($5,000,000) per occurrence and annual aggregate.
(ii) General Liability Insurance and Automobile liability Insurance, each with limits of Two Million Dollars ($2,000,000) each occurrence / Two Million Dollars ($2,000,000) annual aggregate. The applicable Title Holding Subsidiary shall be an "additional insured" pursuant to an ISO form acceptable to the applicable Title Holding Subsidiary; the following language or its equivalent shall appear in the policy: "It is hereby understood and agreed that this policy is primary and noncontributing with any other valid and collectible insurance."
The following requirements apply to the policies required by this Section 1.04(c): Policies are to be underwritten by insurance companies with "Best's Key Rating Guide" rating of A- or better and financial size of VII or greater. At all times during the term of this Agreement, and following the termination of this Agreement, Manager shall maintain and endeavor to provide the applicable Title Holding Subsidiary with certificates of insurance evidencing current policies of insurance to be in place for all insurance required to be carried under this Section 1.04(c). The Property Manager shall request from the insurance carrier an endorsement as evidence of notice of cancellation and provide to the certificate holder. The Manager shall immediately notify the Investor in writing if it receives a notice of cancellation under any policy of insurance called for in this Section. Certified copies of all insurance policies called for hereunder shall be provided by Manager to Investor upon request.

Schedule 2 - Page 5